Exhibit 99.1

Ethan Allen Declares Special Cash Dividend and Regular Quarterly Cash Dividend

DANBURY, CT, April 27, 2021 -- Ethan Allen Interiors Inc. ("Ethan Allen" or “Company”) (NYSE: ETH) announced today that its Board of Directors has declared a $0.75 per share special cash dividend to shareholders of record as of May 11, 2021, payable May 25, 2021.

The Board also declared a regular quarterly cash dividend of $0.25 per share to shareholders of record as of May 11, 2021, payable May 25, 2021.

Farooq Kathwari, Chairman and CEO commented, "We are pleased to continue our growth in sales and earnings. With a strong balance sheet and our continued confidence in continuing our growth, we are pleased to share a special cash dividend in addition to our regular cash dividend.”

Mr. Kathwari further stated, “In these challenging times, we continue to maintain a focus on safety and treating our associates, and customers, with dignity and compassion. We see continued strong demand for our product offerings and the services of our interior design professionals who are increasingly combining personal service and technology. To meet this strong demand, we are also focused on expanding production throughout our North American manufacturing where 75% of our products are made."

As previously announced on April 14, 2021, the Company will release its fiscal 2021 third quarter financial results on April 29, 2021. The Company mentioned in the announcement that its retail segment written orders increased 51.8% and the Company achieved strong earnings growth over the prior year third quarter.

ABOUT ETHAN ALLEN

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company, manufacturer, and retailer in the home furnishings marketplace. The Company provides complimentary interior design service to its clients and sells a full range of furniture products and decorative home accents through a retail network of approximately 300 design centers in the U.S. and abroad as well as online at ethanallen.com. Ethan Allen owns and operates nine manufacturing facilities, including six manufacturing plants in the U.S., two manufacturing plants in Mexico and one manufacturing plant in Honduras. Approximately 75% of its products are manufactured or assembled in these North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Investor Contact:
Corey Whitely

Executive Vice President Administration, Chief Financial Officer and Treasurer

IR@ethanallen.com